Form A3026KC-APP-96                                 Send to:

APPLICATION FOR GROUP                               First Allmerica Financial
VARIABLE ANNUITY CONTRACT                           Life Insurance Company
                                                    440 Lincoln Street
                                                    Worcester, MA 01653
-------------------------------------------------------------------------------

1.  Applicant: The ABC Company

2.  Address: 1 Any Street, Any Town, USA 12345

3. Applicant hereby applies to First Allmerica Financial Life Insurance Company (First Allmerica) for a Group Variable Annuity Contract, First Allmerica Form No. A3026-96 GRP, a draft copy of which was previously furnished to Applicant.

4. The Applicant agrees that the coverage for which application is hereby made shall become effective when:

    (a) This application is received and approved by First Allmerica as its Principal Office in Worcester, Massachusetts; and

    (b) the Contract is issued by First Allmerica.

5.  Optional Riders: __ Living Benfits Rider __Enhanced Death Benefit Rider
                     __Disability Rider

6.  The Applicant acknowledges receipt of a current prospectus.

7. THE APPLICANT UNDERSTANDS AND ACKNOWLEDGES THAT ANNUITY PAYMENTS AND OTHER VALUES, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

Dated at USA this first day of January 1997.



                                                    The ABC Company
                                                    ---------------------------
                                                    (Name of Applicant)



                                                 By:---------------------------
                                                    (Title)


Form A3026KC-APP-96

                    PLEASE READ THIS CERTIFICATE CAREFULLY



ANNUITY BENEFIT PAYMENTS AND OTHER VALUES PROVIDED BY THIS CERTIFICATE, WHEN BASED ON THE INVESTMENT PERFORMANCE OF THE VARIABLE ACCOUNT, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. PLEASE REFER TO THE VALUE OF THE VARIABLE ACCOUNT SECTION FOR ADDITIONAL INFORMATION.

VALUES REMOVED FROM A GUARANTEE PERIOD ACCOUNT PRIOR TO THE END OF ITS GUARANTEE PERIOD MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT THAT MAY INCREASE OR DECREASE THE VALUES. A NEGATIVE MARKET VALUE ADJUSTMENT WILL NEVER BE APPLIED TO THE DEATH BENEFIT. A POSITIVE MARKET VALUE ADJUSTMENT, IF APPLICABLE, WILL BE ADDED TO THE DEATH BENEFIT WHEN THE BENEFIT PAID IS THE CERTIFICATE'S ACCUMULATED VALUE. PLEASE REFER TO THE MARKET VALUE ADJUSTMENT SECTION FOR ADDITIONAL INFORMATION.

                         RIGHT TO EXAMINE CERTIFICATE

The Owner may cancel this certificate by returning it to the Company or one of its authorized representatives within ten days after receipt. If returned, the Company will refund the greater of (1) gross payments or (2) the Accumulated Value plus any amounts deducted for fees and charges.



               FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY
Home Office:      Worcester, Massachusetts
Principal Office: 440 Lincoln Street, Worcester, Massachusetts  01653

This certificate is a legal contract between First Allmerica Financial Life Insurance Company (the Company) and the Owner and is issued in consideration of the initial payment shown on the Specifications page. Additional payments are permitted and may be made either to the Principal Office or to an
authorized representative of the Company.   Payments may be allocated to
Variable Sub-Accounts, the Fixed Account or Guarantee Period Accounts. While this certificate is in effect, the Company agrees to pay annuity benefits to the Annuitant beginning on the Annuity Date or to pay a death benefit to the Beneficiary if either the Owner or Annuitant dies prior to the Annuity Date.


         /s/ John F. O'Brien                      /s/ Abigail M. Armstrong
         -----------------------                  -------------------------
              President                                Secretary


             FLEXIBLE PAYMENT DEFERRED VARIABLE AND FIXED ANNUITY
                              NON-PARTICIPATING



FORM A3026-96GRC

                                TABLE OF CONTENTS



SPECIFICATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

OWNER AND BENEFICIARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

VALUES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

TRANSFERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

WITHDRAWAL AND SURRENDER . . . . . . . . . . . . . . . . . . . . . . . . . . .10

DEATH BENEFIT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12

ANNUITY BENEFIT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14

ANNUITY OPTION TABLES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .17

GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19

VOTING RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20

FORM A3026-96GRC

                                SPECIFICATIONS


       Annuitant:                                      Certificate Number:

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     Issue Date:                                Certificate Type:

  Annuitant Sex:                         Annuitant Date of Birth:

          Owner:                             Owner Date of Birth:

    Joint Owner:                       Joint Owner Date of Birth:

   Annuity Date:                                     Beneficiary:

-------------------------------------------------------------------------------

Minimum Fixed Account Guaranteed Interest Rate:   3%
Minimum Additional Payment:   $100

Minimum Guarantee Period Account Interest Rate:   3%
Minimum Guarantee Period Account Allocation:   $1,000

[Death Benefit Effective Annual Yield:   [5%]]
Minimum Withdrawal Amount:   $100

Minimum Annuity Benefit Payment:  $50
Minimum Accumulated Value After Withdrawal:   $1,000

Maximum Alternative Annuity Date: No later than the first of the month preceding the Annuitant's 90th birthday.

Surrender Charge Table:                                   [ Riders:

 Years Measured From  |   Surrender Charge as a
   Date of Payment    |  Percent of the Payments        Disability Rider
To Date of Withdrawal |        Withdrawn          Annual Percentage Rate: .05%
------------------------------------------------
                      |                                 Living Benefits Rider
    Less than:  1     |         7%                Annual Percentage Rate: .05%
                2     |         6%
                3     |         5%
                4     |         4%                     Enhanced Death Benefit
                5     |         3%                Annual Percentage Rate: .25%]
                6     |         2%
           Thereafter |         0%

Withdrawal without Surrender Charge:   15%

Certificate Fee: $35, if the Accumulated Value is less than $50,000.

Sub-Account Charges:
  Mortality and Expense Risk Charge: 1.25% on an annual basis of the daily value of the Sub-Account assets.
  Administrative Charge: .20% on an annual basis of the daily value of the Sub-Account assets.
  With combined annual Sub-account charges of 1.45%, the smallest rate of investment return required to ensure that the dollar amount of variable annuity paymetns does not decrease is 4.90% for variable annuity options based on an annual rate of 3 1/2%.

Principal Office:  440 Lincoln Street, Worcester, Massachusetts  01653
                   (1-800-688-9915)

FORM A8036-96GRC

Annuitant:                                        Certificate Number:

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Initial Net Payment:

Initial Net Payment Allocation:

          VARIABLE SUB-ACCOUNTS

          Value Portfolio
          Growth Portfolio
          International Growth Portfolio
          Global Strategic Income Portfolio
          Global Interactive/Telecomm. Portfolio
          Money Market Fund

          FIXED ACCOUNT

         [ Initial Interest Rate:  ]

          GUARANTEE PERIOD ACCOUNTS

                                      GUARANTEED
          GUARANTEE    ISSUE     INTEREST      EXPIRATION
           PERIOD       RATE       RATE           DATE
          ---------    -----     --------      ----------
          [ 2 years
            3 years
            4 years
            5 years
            6 years
            7 years
            8 years
            9 years
           10 years ]
  ------
   100%               TOTAL

FORM A8026-96GRC

                                 DEFINITIONS

ACCUMULATED VALUE         The value of all accounts in this certificate
                          before the Annuity Date. As long as the Accumulated
                          Value is greater than zero, the certificate will stay in effect.

ACCUMULATION UNIT         A measure used to calculate the value of a
                          Sub-Account before annuity benefit payments begin.

ANNUITY DATE              The date annuity benefit payments begin, but in no
                          event later than the first day of the month before the Annuitant's 85th birthday. The Annuity Date is shown on the Specifications page, unless the Owner elects an alternative Annuity Date.

ANNUITY UNIT              A measure used to calculate annuity benefit
                          payments under a variable annuity option.

BENEFICIARY               The person, persons or entity entitled to the death
                          benefit.

CERTIFICATE YEAR          A period of one year computed from the date of
                          issue or from an anniversary of the date of issue.

COMPANY                   First Allmerica Financial Life Insurance Company.

EFFECTIVE VALUATION DATE  The Valuation Date on or immediately following the day a payment, request for transfer, withdrawal or surrender, or proof of death is received at the Principal Office.

FIXED ACCOUNT             The part of the Company's General Account to which
                          all or a portion of a payment or transfer may be allocated.

FUND Each separate investment series eligible for investment by a Sub-Account of the Variable Account.

GENERAL ACCOUNT           All assets of the Company that are not allocated to
                          a Separate Account.

GROUP ANNUITY CONTRACT    The Company's Group Annuity Contract No. 3025 owned
                          by the First Allmerica Financial Life Insurance
                          Company Group Annuity Trust.

GUARANTEED INTEREST RATE  The annual effective rate of interest after daily compounding credited to a Guarantee Period Account.

GUARANTEE PERIOD          The number of years that a Guaranteed Interest Rate
                          may be credited to a Guarantee Period Account.  The
                          Guarantee Period may range from two to ten years.

GUARANTEE PERIOD ACCOUNT  An account which corresponds to a Guaranteed
                          Interest Rate for a specified Guarantee Period and is supported by assets in a Separate Account.

MARKET VALUE ADJUSTMENT   A positive or negative adjustment assessed if any
                          portion of a Guarantee Period Account is withdrawn or transferred prior to the end of its Guarantee
                          Period.

OWNER The person, persons or entity entitled to exercise the rights and privileges under this certificate. Joint owners are permitted if one of the two is the annuitant.

PRINCIPAL OFFICE          The Company's office at 440 Lincoln Street,
                          Worcester, Massachusetts, 01653.

FORM A3026-96GRC

PRO RATA How a payment or withdrawal may be allocated among the accounts. A Pro-Rata allocation or withdrawal will be made in the same proportion that the value of each account bears to the Accumulated Value.

SEPARATE ACCOUNT          A segregated account established by the Company.
                          The assets are not commingled with the Company's general assets and obligations.

SUB-ACCOUNT               A Variable Account subdivision that invests
                          exclusively in shares of a corresponding Fund.

SURRENDER VALUE           The amount payable to the Owner on full surrender
                          after application of any Surrender Charge, Market
                          Value Adjustment and certificate fee.

VALUATION DATE            A day the values of all units are determined.
                          Valuation Dates occur at the close of business on each day the New York Stock Exchange is open for trading.

VALUATION PERIOD          The interval between two consecutive Valuation
                          Dates.

VARIABLE ACCOUNT          The Company's Separate Account, consisting of
                          Sub-Accounts that invest in the underlying Funds.

WRITTEN REQUEST OR        A request or notice in writing satisfactory to the
WRITTEN NOTICE            Company and filed at the Principal Office.

FORM A3026-96GRC

                          CERTIFICATE OWNER AND BENEFICIARY

OWNER During the lifetime of the Annuitant and before the Annuity Date, the Owner will be as shown on the Specifications page unless changed in accordance with the terms of this certificate. On and after the Annuity Date, the Annuitant will be the Owner unless the Owner immediately prior to the Annuity Date is not a person. In that case, ownership will remain the same on and after the Annuity Date.

                          The Owner may exercise all rights and options granted in this certificate or by the Company, subject to the consent of any irrevocable Beneficiary. Where the certificate is owned jointly, the consent of both is required in order to exercise any ownership rights.

ASSIGNMENT                The Owner may be changed at any time prior to the
                          Annuity Date and while the Annuitant is alive.
                          Only the Owner may assign this certificate. An absolute assignment will transfer ownership to the assignee. This certificate may also be collaterally assigned as security. The limitations on ownership rights while the collateral assignment is in effect are stated in the assignment.
                          Additional limitations may exist for certificates issued under provisions of the Internal Revenue
                          Code.

                          An assignment will take place only when the Company has received Written Notice and recorded the change at the Principal Office. The Company will not be deemed to know of the assignment until it has received Written Notice. When recorded, the assignment will take effect as of the date it was signed. The assignment will be subject to payments made or actions taken by the Company before the change was recorded.

                          The Company will not be responsible for the validity of any assignment nor the extent of any assignee's interest. The interests of the Annuitant and the Beneficiary will be subject to any assignment.

BENEFICIARY               The Beneficiary is as named on the Specifications
                          page unless subsequently changed. The Owner may declare any Beneficiary to be revocable or irrevocable. A revocable Beneficiary may be changed at any time. An irrevocable Beneficiary must consent in writing to any change. Unless otherwise indicated, the Beneficiary will be revocable.

                          A Beneficiary change must be made in writing on a Beneficiary designation form and will be subject to the rights of any assignee of record. When the Company receives the form, the change will take place as of the date it was signed, even if the Owner or Annuitant is then deceased. Any rights created by the change will be subject to payments made or actions taken by the Company before the change was recorded.

                          All death benefits provided by this certificate will be divided equally among the surviving Beneficiaries of the same class, unless the Owner directs otherwise. If there is no surviving Beneficiary, the deceased Beneficiary's interest will pass to the Owner or the Owner's estate.

PROTECTION OF PROCEEDS    To the extent allowed by law, this certificate and
                          any payments made under it will be exempt from the claims of creditors. Neither the Annuitant nor the Beneficiary can assign, transfer, commute, anticipate or encumber the proceeds or payments unless given that right by the Owner.

FORM A3026-96GRC

                          PAYMENTS

                          The Initial Payment is shown on the Specifications page.

ADDITIONAL PAYMENTS       Prior to the Annuity Date, the Owner may make
                          additional payments of at least the Minimum
                          Additional Payment (see Specifications page). Total payments made may not exceed $5,000,000 without the Company's consent.

NET PAYMENTS              Each Net Payment is equal to the gross payment less
                          the amount of any applicable premium tax. The
                          Company reserves the right to deduct the amount of the premium tax from the Accumulated Value at a later date rather than when the tax is first incurred. In no event will an amount be deducted for premium taxes before the Company has incurred a tax liability under applicable state law.

NET PAYMENT ALLOCATIONS   The initial Net Payment will be allocated as shown
                          on the Specifications page.   Additional Net
                          Payments will be allocated in the same proportion as the initial Net Payment, unless changed by the Owner's Written or Telephone Request.

                          Any portion of the initial Net Payment allocated to a Sub-Account or a Guarantee Period Account will be held in the Money Market Sub-Account during the certificate's first fifteen days. After fifteen days, these amounts will be allocated as requested.

                          The minimum that may be allocated to a Guarantee Period Account is shown on the Specifications page. If less is allocated to a Guarantee Period
                          Account, the Company reserves the right to apply that amount to the Money Market Sub-Account.

                          VALUES

VALUE OF THE VARIABLE     The value of a Sub-Account on a Valuation Date is
ACCOUNT                   determined by multiplying the Accumulation Units in
                          that Sub-Account by the Accumulation Unit value as of the Valuation Date.

                          Accumulation Units are credited when an amount is allocated to a Sub-Account. The number of Accumulation Units credited equals that amount divided by the applicable Accumulation Unit Value as of the Effective Valuation Date.

ACCUMULATION UNIT VALUES  The value of a Sub-Account Accumulation Unit as of any Valuation Date is determined by multiplying the value of an Accumulation Unit for the preceding Valuation Date by the net investment factor for that Valuation Period.

NET INVESTMENT FACTOR     The net investment factor measures the investment
                          performance of a Sub-Account from one Valuation
                          Period to the next.  This factor is equal to
                          1.000000 plus the result from dividing (a) by (b) and subtracting (c) and (d) where:

                          (a) is the investment income of a Sub-Account for the Valuation Period, including realized or unrealized capital gains and losses during the Valuation Period, adjusted for provisions made for taxes, if any;

FORM A3026-96GRC

                          (b) is the value of that Sub-Account's assets at the beginning of the Valuation Period;

                          (c) is the Mortality and Expense Risk Charge (see Specifications page); and

                          (d) is the Administrative Charge (see Specifications page).

                          The Company assumes the risk that actual mortality and expenses may exceed the amount provided for such costs and guarantees that the charge for mortality and expense risks and the administrative charge will not be increased. Subject to applicable state and federal laws, these charges may be decreased or the method used to determine the net investment factor may be changed.

VALUE OF THE FIXED        Allocations to the Fixed Account are credited
ACCOUNT                   interest at rates periodically set by the Company.
                          The Company guarantees that the rate of interest in effect when an amount is allocated to the Fixed
                          Account will remain in effect for that amount for one year. Thereafter, the rate of interest for that amount will be the Company's current interest rate, but no less than the Minimum Fixed Account
                          Guaranteed Interest Rate (see Specifications page).

                          The value of the Fixed Account on any date is the sum of allocations to the Fixed Account plus interest compounded and credited daily at the rates applicable to those allocations. The value of the Fixed Account will be at least equal to the minimum required by law in the state in which this certificate is delivered.

VALUE OF THE GUARANTEE    A Guarantee Period Account will be established on
PERIOD ACCOUNTS           the date a Net Payment or transfer is allocated to
                          a specific Guarantee Period. Amounts allocated to the same Guarantee Period on the same day will be treated as one Guarantee Period Account. The interest rate in effect when an amount is allocated is guaranteed for the duration of the Guarantee
                          Period. Additional amounts allocated to Guarantee
                          Periods of the same or different durations will result in additional Guarantee Period Accounts, each with its own Guaranteed Interest Rate and expiration date.

                          The value of a Guarantee Period Account on any date is the sum of the allocation to that Guarantee Period Account plus interest compounded and credited daily at the rate applicable to that allocation.

GUARANTEED INTEREST RATES The Company will periodically set Guaranteed
                          Interest Rates for each available Guarantee Period.
                           These rates will be guaranteed for the duration of
                          the respective Guarantee Periods. A Guaranteed Interest Rate will never be less than the Minimum Guarantee Period Account Interest Rate (see Specifications page.)

RENEWAL GUARANTEE PERIODS At least 45 days, but not more than 75 days prior to the end of a Guarantee Period, the Company will notify the Owner in writing of the expiration of that Guarantee Period. The Owner may transfer amounts to the Sub-Accounts, the Fixed Account or establish a new Guarantee Period Account of any duration then offered by the Company as of the day following the expiration of the Guarantee Period without a Market Value Adjustment. Guaranteed Interest Rates corresponding to the available Guarantee Periods may be higher or lower than the previous Guaranteed Interest Rate. If reallocation instructions are not received at the Principal Office before the end of a Guarantee Period,

FORM A3026-96GRC
                          the Guarantee Period Account value will be automatically applied to a new Guarantee Period Account with the same Guarantee Period unless:

                          (a) less than the Minimum Guarantee Period Account Allocation (see Specifications page) remains in the Guarantee Period Account on the expiration date; or

                          (b) the Guarantee Period would extend beyond the Annuity Date or is no longer available.

                          In such cases, the Guarantee Period Account value will be transferred to the Money Market
                          Sub-Account.

CERTIFICATE FEE           The Company will deduct a certificate fee (see
                          Specifications page) Pro Rata on each certificate anniversary prior to the Annuity Date and when the certificate is surrendered. If the certificate is issued to and maintained by the Trustee of a 401(k) Plan, the Company will waive the certificate fee, but reserves the right to impose a fee of not more than $30.

TRANSFERS                 Prior to the Annuity Date, the Owner may transfer
                          amounts among accounts by Written Request to the Principal Office. Transfers to a Guarantee Period
                          Account will be subject to the Minimum Guarantee
                          Period Account Allocation (see Specifications page). If less would be allocated to a Guarantee
                          Period Account, the Company may transfer that amount to the Money Market Sub-Account.

                          Any transfer from a Guarantee Period Account prior to the end of its Guarantee Period will be subject to a Market Value Adjustment. In the case of a partial transfer of a Guarantee Period Account the Market Value Adjustment will be applied to the value remaining in the account.

                          There is no charge for the first twelve transfers per certificate year. A transfer charge of up to $25 may be imposed on each additional transfer.

                          Prior to the Annuity Date, the Owner may request automatic transfers of at least $100 on a periodic basis to one or more Sub-accounts from one of the following source accounts - (1) the Fixed Account;
                          (2) the Money Market Sub-Account or (3) any additional Sub-Accounts that the Company may offer under its then current rules. Automatic transfers may not be made into the Fixed Account or into an account that is also used as the source account.

                          Automatic transfers may be made on a monthly, bi-monthly, quarterly, semi-annual or annual basis. The first automatic transfer out of the source account will be treated as one transfer for purposes of the transfers provision regardless of how many Sub-Accounts are involved. Any subsequent automatic transfers that are made while this arrangement is in effect during the certificate year will never be treated as a transfer without charge. (The Company reserves the right to limit the number of Sub-Accounts that may be utilized for automatic transfers and to discontinue the arrangement at any time upon advance written notice to the Owner.) If an automatic transfer would reduce the balance in the source fund to less than $100, the entire balance will be transferred proportionately to the chosen Sub-Account(s). Automatic

FORM A3026-96GRC
                          transfers will continue unless the amount in the source fund on the date an automatic transfer is to occur is zero or until the Owner's request to terminate the arrangement is received at the Home Office.

                          Prior to the Annuity Date, the Owner may request automatic rebalancing of Sub-Account allocations to be made at least as frequently as monthly, quarterly, semi-annually or annually. The Owner will designate the percentage allocation for amounts invested in each of the Sub-Accounts chosen. On the periodic transfer dates specified by the Owner, the Company will review the percentage allocation in the various Sub-Accounts and, as necessary, transfer funds in order to reestablish the original designated percentage allocation mix. If the amount necessary to reestablish the designated mix on any transfer date is less than $100, no transfer will be made. The first rebalancing transfer will count as a transfer for purposes of the transfers provision. The arrangement will terminate when the Owner's request is received at the Home Office. (The Company reserves the right to limit the number of Sub-Accounts that may be utilized for automatic rebalancing and to discontinue the arrangement upon advance written notice to the Owner.)

WITHDRAWAL AND SURRENDER  The Owner may, by Written Request, withdraw a part of the Accumulated Value of this certificate or surrender it for its Surrender Value prior to the Annuity Date.

                          Any withdrawal must be at least the Minimum
                          Withdrawal Amount (see Specifications page). A withdrawal will not be permitted if the Accumulated Value remaining in the certificate would be less than the Minimum Accumulated Value After Withdrawal (see Specifications page). The Written Request must indicate the dollar amount to be paid and the accounts from which it is to be withdrawn.

                          When surrendered, this certificate terminates and the Company has no further liability under it.
                          The Surrender Value will be based on the Accumulated Value on the Effective Valuation Date.

                          Amounts taken from the Variable Account will be paid within 7 days of the date a Written Request is received except that the Company reserves the right to defer surrenders and partial redemptions of amounts in the Variable Account during any period when (1) trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission or the Exchange is closed for other than weekends and holidays,
                          (2) the Securities and Exchange Commission by order has permitted such suspension, or (3) an emergency exists as determined by the Securities and Exchange Commission such that disposal of portfolio securities or valuation of assets of the Separate Account is not reasonably practicable.

                          Amounts taken from the Fixed Account or the Guarantee Period Accounts will normally be paid within 7 days of receipt of a Written Request. The Company may defer payment for up to six months from the receipt date. If deferred for 30 days or more, the amount payable will be credited interest at the rate(s) then being credited by the Company. However, no interest will be paid if it is less than $25 or the delay is pursuant to New York law.

WITHDRAWAL WITHOUT        Any amounts withdrawn or surrendered in excess of
SURRENDER CHARGE
                          surrender charge or life expectancy distribution benefit may be subject to a surrender charge.

                          These amounts will be taken on a first-in, first-out basis from payments not previously considered withdrawn. The Company will compute applicable charges using the Surrender Charge Table (see Specifications page) until the total amount withdrawn equals the amount of the withdrawal requested plus the withdrawal charge or, if a surrender, until all remaining payments have been exhausted. The surrender charge will then be deducted from the Accumulated Value in the same manner as the withdrawals.

LIFE EXPECTANCY           In each calendar year, the amount of the life
DISTRIBUTION BENEFIT      expectancy distribution available under the
                          Company's then current life expectancy
                          distribution rules that exceeds the withdrawal without surrender charge may also be withdrawn without charge. Life expectancy distribution is available only if the Annuitant is an Owner.

                          LED distributions will cease on the Annuity Date. The Owner must either surrender this Certificate at that time or choose an annuity option to commence immediately. If the Owner does not choose an annuity option, monthly benefit payments under a Variable life annuity with payments guaranteed for 10 years will be made.

WITHDRAWAL WITH           Any amounts withdrawn or surrendered in excess of
SURRENDER CHARGE          the withdrawal without surrender charge or life
                          expectancy distribution benefit may be subject to a surrender charge.

                          These amounts will be taken on a first-in, first-out basis from payments not previously considered withdrawn. The Company will compute applicable charges using the Surrender Charge Table (see Specifications page) until the total amount withdrawn equals the amount of the withdrawal requested plus the withdrawal charge or, if a surrender, until all remaining payments have been exhausted. The surrender charge will then be deducted from the Accumulated Value in the same manner as the withdrawals.

MARKET VALUE ADJUSTMENT   A transfer, withdrawal or surrender from a
                          Guarantee Period Account at the end of its Guarantee Period will not be subject to a Market
                          Value Adjustment. A Market Value Adjustment will apply to all other transfers or withdrawals, or a surrender. Amounts applied under an annuity option are treated as withdrawals when calculating the Market Value Adjustment. The Market Value
                          Adjustment will be determined by multiplying the amount taken from each Guarantee Period Account before deduction of any Surrender Charge by the market value factor. The market value factor for each Guarantee Period Account is equal to:

                                      [(1+I)/(1+j)](n/365)-1

                          where:

                          I is the Guaranteed Interest Rate expressed as a
                            decimal (for example: 3% = 0.03) being credited to the current Guarantee Period;

                          j is the new Guaranteed Interest Rate, expressed as
                            a decimal, for a Guarantee Period with a duration equal to the number of years remaining in the current Guarantee Period, rounded to the next higher number of

FORM A3026-96GRC
                            whole years. If that rate is not available, the Company will use a suitable rate or index allowed by the Department of Insurance; and

                          n is the number of days remaining from the
                            Effective Valuation Date to the end of the current Guarantee Period.

                          If the Guaranteed Interest Rate being credited is lower than the current Guaranteed Interest Rate, the Market Value Adjustment will decrease the Guarantee Period Account value. Similarly, if the Guaranteed Interest Rate being credited is higher than the current Guaranteed Interest Rate, the Market Value Adjustment will increase the Guarantee Period Account value. The Market Value Adjustment will never result in a change to the value more than the interest earned in excess of the Minimum Guarantee Period Account Interest Rate (see Specifications page) compounded annually from the beginning of the current Guarantee Period.


                          DEATH BENEFIT

                          At the death of the Annuitant, Owner or joint Owner, whichever occurs first, the Company will pay to the Beneficiary a death benefit determined as of the Effective Valuation Date upon receipt at
                          the Principal Office of proof of death.   If the
                          Annuitant is also an Owner and dies, the Annuitant's death benefit will apply.

ANNUITANT'S DEATH         If the Annuitant dies before the Annuity Date, the
BENEFIT BEFORE THE        death benefit will be the greater of:
ANNUITY DATE

                          (a)  the Accumulated Value increased by
                               any positive Market Value Adjustment;
                               or,

                          (b) gross payments starting on the Effective Valuation Date of each gross payment, reduced proportionately to reflect withdrawals. For each withdrawal, the proportionate reduction is calculated as the death benefit immediately prior to the withdrawal multiplied by the withdrawal amount and divided by the Accumulated Value immediately prior to the withdrawal.

OWNER'S DEATH BENEFIT     If an Owner who is not also the Annuitant dies
BEFORE THE ANNUITY DATE   before the Annuity Date, the death benefit will be
                          the Accumulated Value increased by any positive
                          Market Value Adjustment.

PAYMENT OF THE DEATH      The death benefit will be paid to the Beneficiary
BENEFIT BEFORE THE        within 7 days of the Effective Valuation Date
ANNUITY DATE              unless the Owner has specified a death benefit
                          annuity option. Instead, the Beneficiary may, by Written Request, elect to:

                          (a) defer distribution of the death benefit for a period no more than 5 years from the date of death; or

                          (b) receive a life annuity or an annuity for a period certain not extending beyond the Beneficiary's life expectancy. Annuity benefit payments must begin within one year from the date of death.

                          If distribution of the death benefit is deferred under (a) or (b), any value in the Guarantee Period Accounts will be transferred to the Money Market Sub-

FORM A3026-96GRC

                          Account. The excess, if any, of the death benefit over the Accumulated Value will also be added to the Money Market Sub-Account. The Beneficiary may, by Written Request, effect transfers and withdrawals, but may not make additional payments. If there are multiple Beneficiaries, the consent of all is required.

                          If the sole Beneficiary is the deceased Owner's spouse, the Beneficiary may, by Written Request, continue the certificate and become the new Owner and Annuitant subject to the following:

                          (a) any value in the Guarantee Period Accounts will be transferred to the Money Market Sub-Account

                          (b) the excess, if any, of the death benefit over the certificate's Accumulated Value will also be added to the Money Market Sub-Account;

                          (c) additional payments may be made. A surrender charge will apply only to these additional payments; and

                          (d) any subsequent spouse of the new Owner, if named as the Beneficiary, may not continue the certificate.

DEATH BENEFIT AND         If the Annuitant dies after the Annuity Date but
PAYMENT AFTER THE         before all guaranteed annuity benefit payments
ANNUITY DATE              have been made, the remaining payments will be
                          paid to the Beneficiary at least as rapidly as under the annuity option in effect on the Annuitant's death.

                          ANNUITY BENEFIT

ANNUITY OPTIONS           Annuity options are available on a fixed, variable
                          or combination fixed and variable basis. The annuity options described below or any alternative option offered by the Company may be chosen. If no option is chosen, monthly benefit payments under a variable life annuity with payments guaranteed for 10 years will be made.

                          The Owner may also elect to have the death benefit applied under a life annuity or a period certain annuity not extending beyond the Beneficiary's life expectancy. Such an election may not be altered by the Beneficiary.

                          Fixed annuity options are funded through the Fixed Account. Variable annuity options may be funded through one or more of the Sub-Accounts. Not all Sub-Accounts may be made available.

ANNUITY BENEFIT PAYMENTS  Annuity benefit payments may be received on a monthly, quarterly, semiannual or annual basis. If the first payment would be less than the Minimum Annuity Benefit Payment (see Specifications page), a single payment will be made instead. The Company reserves the right to increase the minimum payment amount to not more than $500, subject to applicable state regulations. Satisfactory proof of the payee's date of birth must be received at the Principal Office before annuity benefit payments begin. Where a life annuity option has been elected, the Company may require satisfactory proof that the payee is alive before any payment is made.

ANNUITY VALUE             The amount of the first annuity benefit payment
                          under all available options except period certain options will depend on the age and sex of the payee or payees on the Annuity Date and the annuity value applied. Period certain options are based on the duration of payments and the annuity value.

FORM A3026-96GRC

                          For life annuity options and non-commutable period certain options with a duration of 10 years or more, the annuity value will be the Accumulated Value and may include any applicable Market Value Adjustment less any premium tax. For commutable period certain options or any period certain option less than 10 years, the annuity value will be the Surrender Value less any premium tax. For a death benefit annuity, the annuity value will be the amount of the death benefit. The annuity value applied under a variable annuity option is based on the Accumulation Unit value on a Valuation Date not more than four weeks, uniformly applied, before the Annuity Date.

ANNUITY UNIT VALUES       A Sub-Account Annuity Unit value on any Valuation
                          Date is equal to its value on the preceding
                          Valuation Date multiplied by the product of:

                          (a) a discount factor equivalent to the assumed interest rate; and

                          (b) the net investment factor of the Sub-Account funding the annuity benefit payments for the applicable Valuation Period.

                          The value of an Annuity Unit as of any date other than a Valuation Date is equal to its value as of the preceding Valuation Date.

                          Each variable annuity benefit payment is equal to the number of Annuity Units multiplied by the applicable value of an Annuity Unit, except that under a Joint and Two-Thirds Option, payments to the surviving payee are based on two-thirds the number of Annuity Units that applied when both payees were living. Variable annuity benefit payments will increase or decrease with the value of annuity units. The Company guarantees that the amount of each variable annuity benefit payment will not be affected by changes in mortality and expense experience.

NUMBER OF ANNUITY UNITS   The number of Annuity Units determining the
                          benefit payable is equal to the amount of the first annuity benefit payment divided by the value of the Annuity Unit as of the Valuation Date used to calculate the amount of the first payment.
                          Once annuity benefit payments begin, the number of Annuity Units will not change unless a split is made.

ANNUITY BENEFIT           VARIABLE OR FIXED LIFE ANNUITY WITH PAYMENTS
PAYMENT OPTIONS           GUARANTEED FOR 10 YEARS:  Periodic annuity benefit
                          payments during the payee's life. If the payee dies before all guaranteed payments have been made, the remaining payments will be made to the Beneficiary.

                          VARIABLE OR FIXED LIFE ANNUITY: Periodic annuity benefit payments during the payee's life.

                          UNIT REFUND VARIABLE OR FIXED LIFE ANNUITY:
                          Periodic annuity benefit payments during the payee's life. If the payee dies and the annuity value initially applied to purchase the option, divided by the first payment, exceeds the number of payments made before the payee's death, payments will continue to the Beneficiary until the number of payments equals the Annuity Value divided by the first payment.

                          JOINT AND SURVIVOR VARIABLE OR FIXED LIFE ANNUITY:
                          Periodic annuity benefit payments during the joint lifetime of two payees with payments continuing during the lifetime of the survivor. One of the payees must be the Annuitant or, if the Annuitant is not living when payments begin, one of the payees must be the Beneficiary.

FORM A3026-96GRC

                          JOINT AND TWO-THIRDS SURVIVOR VARIABLE OR FIXED
                          LIFE ANNUITY:   Periodic annuity benefit payments
                          during the joint lifetime of two payees with payments continuing during the lifetime of the survivor at two-thirds the amount payable when both payees were living. One of the payees must be the Annuitant or, if the Annuitant is not living when payments begin, one of the payees must be the Beneficiary.

                          VARIABLE OR FIXED ANNUITY FOR A PERIOD CERTAIN:
                          Periodic annuity benefit payments for a chosen number of years. The number of years selected may be from 1 to 30. If the payee dies before the end of the period, remaining payments will continue to the Beneficiary.

ANNUITY TABLES            The first annuity benefit payment will be based on
                          the greater of the guaranteed annuity rates shown in the following tables or the Company's non-guaranteed current annuity option rates applicable to this class of certificates. Second and subsequent annuity benefit payments, when based on the investment experience of the Variable
                          Account, may increase or decrease.

FORM A3026-96GRC

                     SEX-DISTINCT SETTLEMENT OPTION RATES

                    FIRST MONTHLY ANNUITY BENEFIT PAYMENT
                   FOR EACH $1,000 OF ANNUITY VALUE APPLIED


-----------------------------------------------------------------------------------------------
                              MALE                                      FEMALE
-----------------------------------------------------------------------------------------------
     AGE          PAYMENTS      LIFE      UNIT REFUND      PAYMENTS     LIFE      UNIT REFUND
   NEAREST       GUARANTEED    ANNUITY    LIFE ANNUITY    GUARANTEED   ANNUITY    LIFE ANNUITY
  BIRTHDAY      FOR 10 YEARS                             FOR 10 YEARS
-----------------------------------------------------------------------------------------------

   50               4.41        4.45        4.30           4.09         4.11         4.03

   51               4.47        4.52        4.36           4.15         4.16         4.08
   52               4.54        4.59        4.42           4.20         4.22         4.13
   53               4.62        4.67        4.48           4.26         4.29         4.19
   54               4.70        4.76        4.55           4.33         4.35         4.25
   55               4.78        4.85        4.62           4.40         4.43         4.31

   56               4.87        4.94        4.70           4.47         4.50         4.37
   57               4.96        5.04        4.78           4.54         4.58         4.44
   58               5.05        5.15        4.86           4.62         4.66         4.51
   59               5.16        5.26        4.95           4.71         4.75         4.58
   60               5.26        5.38        5.04           4.80         4.85         4.66

   61               5.38        5.51        5.14           4.89         4.95         4.74
   62               5.50        5.65        5.25           4.99         5.06         4.83
   63               5.62        5.80        5.35           5.09         5.17         4.92
   64               5.75        5.96        5.47           5.20         5.30         5.02
   65               5.89        6.13        5.59           5.32         5.43         5.12

   66               6.03        6.32        5.71           5.44         5.57         5.23
   67               6.18        6.51        5.85           5.57         5.72         5.35
   68               6.33        6.72        5.99           5.71         5.88         5.47
   69               6.49        6.94        6.14           5.86         6.06         5.60
   70               6.65        7.18        6.29           6.01         6.24         5.74

   71               6.81        7.43        6.45           6.17         6.45         5.88
   72               6.98        7.70        6.62           6.34         6.67         6.04
   73               7.15        7.99        6.80           6.51         6.90         6.20
   74               7.33        8.30        6.99           6.69         7.16         6.37
   75               7.50        8.63        7.19           6.88         7.44         6.56


          These tables are based on an annual interest rate of 3 1/2% and the 1983(a) Individual Mortality Table.

FORM A3026-96GRC

                    FIRST MONTHLY ANNUITY BENEFIT PAYMENT
                   FOR EACH $1,000 OF ANNUITY VALUE APPLIED


           JOINT AND SURVIVOR LIFE ANNUITY             JOINT AND TWO-THIRDS SURVIVOR LIFE ANNUITY
                     MALE AGE                                            MALE AGE
--------------------------------------------------------------------------------------------------------
       50     55     60     65     70     75     80     50     55     60     65     70     75     80
--------------------------------------------------------------------------------------------------------

F  50  3.91   3.97   4.02   4.05   4.07   4.09   4.10   4.25   4.40   4.57   4.76   4.96   5.18   5.39
E
M  55         4.18   4.26   4.32   4.36   4.39   4.41          4.60   4.80   5.02   5.26   5.50   5.75
A
L  60                4.54   4.65   4.73   4.78   4.81                 5.08   5.35   5.63   5.92   6.21
E
   65                       5.04   5.19   5.29   5.35                        5.74   6.10   6.46   6.82

   70                              5.75   5.95   6.08                               6.67   7.15   7.62

A  75                                     6.77   7.06                                      8.04   8.69
G
E  80                                            8.29                                            10.05
--------------------------------------------------------------------------------------------------------

          These tables are based on an annual interest rate of 3 1/2% and the 1983(a) Individual Mortality Table.


                    FIRST MONTHLY ANNUITY BENEFIT PAYMENT
                   FOR EACH $1,000 OF ANNUITY VALUE APPLIED


NUMBER OF    VARIABLE OR FIXED ANNUITY   NUMBER OF   VARIABLE OR FIXED ANNUITY
 YEARS          FOR A PERIOD CERTAIN       YEARS       FOR A PERIOD CERTAIN
-------------------------------------------------------------------------------

  1                 84.65                   16                6.76
  2                 43.05                   17                6.47
  3                 29.19                   18                6.20
  4                 22.27                   19                5.97
  5                 18.12                   20                5.75

  6                 15.35                   21                5.56
  7                 13.38                   22                5.39
  8                 11.90                   23                5.24
  9                 10.75                   24                5.09
 10                  9.83                   25                4.96

 11                  9.09                   26                4.84
 12                  8.46                   27                4.73
 13                  7.94                   28                4.63
 14                  7.49                   29                4.53
 15                  7.10                   30                4.45
-------------------------------------------------------------------------------

         These tables are based on an annual interest rate of 3 1/2%.

FORM A3026-96GRC

                          GENERAL PROVISIONS

ENTIRE CONTRACT           The entire contract consists of this certificate,
                          any application attached at issue and any endorsements.

MISSTATEMENT OF AGE       If a payee's age or sex is misstated, the Company
OR SEX                    will adjust all annuity benefit payments to those
                          that the annuity value applied would have purchased at the correct age or sex. Any underpayments already made by the Company will be paid immediately. Any overpayments will be deducted from future annuity benefits. Any overpayment or underpayment will be charged or credited with interest, as applicable, at a rate of 6%

MODIFICATIONS             Only the President, a Vice President or Secretary
                          of the Company may modify or waive any provisions of this certificate. Agents or Brokers are not authorized to do so.

INCONTESTABILITY          The Company cannot contest this certificate.

CHANGE OF ANNUITY DATE    The Owner may change the Annuity Date by Written
                          Request at any time after the certificate has been issued. The request must be received at the Principal Office at least one month before the new
                          Annuity Date. The alternative Annuity Date must be the first of any month prior to the Maximum
                          Alternative Annuity Date shown on the
                          Specifications page and must be within the life expectancy of the Annuitant. The Company will determine life expectancy at the time a change in the Annuity Date is requested.

MINIMUMS All values, benefits or settlement options available under this certificate equal or exceed those required by the state in which the certificate is delivered.

ANNUAL REPORT             The Company will furnish an annual report to the
                          Owner containing a statement of the number and value of Accumulation Units credited to the Sub-Accounts, the value of the Fixed Account and the Guarantee Period Accounts and any other information required by applicable law, rules and regulations.

ADDITION, DELETION,       The Company reserves the right, subject to
OR SUBSTITUTION OF        compliance with applicable law and prior approval
INVESTMENTS               of the Superintendent of Insurance, to add to,
                          delete from, or substitute for the shares of a Fund that are held by the Sub-Accounts or that the Sub-Accounts may purchase. The Company also reserves the right to eliminate the shares of any Fund no longer available for investment or if the Company believes further investment in the Fund is no longer appropriate for the purposes of the Sub-Accounts.

                          The Company will not substitute shares
                          attributable to any interest in a Sub-Account without notice to the Owner and prior approval of the Securities and Exchange Commission as required by the Investment Company Act of 1940. This will not prevent the Variable Account from purchasing other securities for other series or classes of certificates, or from permitting a conversion between series or classes of certificates on the basis of requests made by Owners.

                          The Company reserves the right, subject to compliance with applicable laws, to establish additional Guarantee Period Accounts and Sub-Accounts and to make them available to any class or series of certificates as the Company considers appropriate. Each new Sub-Account will invest in a new investment company or in shares of another open-end investment company. The Company

FORM A3026-96GRC
                          also reserves the right to eliminate or combine existing Sub-Accounts and to transfer the assets of any Sub-Accounts to any other Sub-Accounts. In the event of any substitution or change, the Company may, by appropriate notice, make such changes in this and other certificates as may be necessary or appropriate to reflect the substitution or change. If the Company considers it to be in the best interests of certificate Owners, the Variable Account or any Sub-Account may be operated as a management company under the Investment Company Act of 1940, or may be deregistered under that Act in the event registration is no longer required, or may be combined with other accounts of the Company.

                          No material changes in the investment policy of the Variable Account or any Sub-Accounts will be made without approval pursuant to the applicable insurance laws of the state of New York.

CHANGE OF NAME            Subject to compliance with applicable law, the
                          Company reserves the right to change the names of the Variable Account or the Sub-Accounts.

FEDERAL TAX               The Variable Account is not currently subject to
CONSIDERATIONS            tax, but the Company reserves the right to assess
                          a charge for taxes if the Variable Account becomes subject to tax, subject to prior notification to the Superintendent of Insurance.

SPLITTING OF UNITS        The Company reserves the right to split the value
                          of a unit, either to increase or decrease the number of units. Any splitting of units will have no material effect on the benefits, provisions or investment return of this certificate or upon the Owner, the Annuitant, any Beneficiary, or the Company.

INSULATION OF SEPARATE    The investment performance of Separate Account
ACCOUNT                   assets is determined separately from the other
                          assets of the Company.  The assets of a Separate
                          Account equal to the reserves and liabilities of the certificates supported by the account will not be charged with liabilities from any other business that the Company may conduct.

                          VOTING RIGHTS

                          The Company will notify Owners with voting interests of any shareholders' meeting at which Fund shares held by each Sub-Account will be voted and will provide proxy materials together with a form to be used to give voting instructions to the Company. The Company will vote Fund shares for which no timely instructions have been received in the same proportion as shares of that Fund for which instructions have been received.

                          Prior to the Annuity Date, the number of shares is determined by dividing the dollar value of the Sub-Account Accumulation Units by the net asset value of one Fund share. After the Annuity Date, the number of Fund shares is determined by dividing the reserves held in each Sub-Account to meet the annuity obligations by the net asset value of one Fund share.



             Flexible Payment Deferred Variable and Fixed Annuity
           Annuity Benefits Payable to Annuitant on the Annuity Date
      Death Benefit Payable to Beneficiary if either Owner or Annuitant Dies prior to Annuity Date
                              Non-Participating

FORM A3026-96GRC